CREDIT SUISSE TRUST

                            Certificate of Amendment

         The undersigned, being the Vice President and Secretary of Credit Suisse Trust, a trust with transferable shares of the type commonly called a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated March 15, 1995, as amended to date (as so amended, the "Declaration"), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on February 11, 2004, the Declaration of Trust is hereby amended as follows:

         Section 6.2 of the Declaration of Trust is amended to change the name of the Emerging Growth Portfolio of the Trust to be the "Mid-Cap Growth Portfolio" effective upon filing.

         IN WITNESS WHEREOF, the undersigned has set his hand and seal this 3rd day of February, 2005.

                                                    /s/Hal Liebes
                                                    ----------------------------
                                                    Hal Liebes
                                                    Vice President and Secretary

                                 ACKNOWLEDGMENT

STATE OF New York                           )
                                            ) ss.
COUNTY OF New York                          )

                                                                     May 3, 2004

         Then personally appeared the above-named J. Kevin Gao and acknowledged the foregoing instrument to be his free act and deed.

         Before me,



         /s/Juwen Gao
         -----------------------------------------------------
         Notary Public
         My commission expires: January 26, 2008
                                ----------------